EXHIBIT 12.1
CAMDEN PROPERTY TRUST
STATEMENT REGARDING COMPUTATION OF RATIOS
FOR THE FIVE YEARS ENDED DECEMBER 31

(in thousands, except for ratio amounts)	2016 (1)	2015 (2)	2014 (3)	2013 (4)	2012 (5)
EARNINGS BEFORE FIXED CHARGES:
Income from continuing operations before income taxes	$457,001	$240,384	$285,020	$140,195	$148,654
Less: Equity in income of joint ventures	7,125	6,168	7,023	24,865	20,175
	449,876	234,216	277,997	115,330	128,479
Add: Distributed income of joint ventures	7,057	6,387	7,399	8,884	6,321
Less: Interest capitalized	18,184	19,271	22,185	15,698	12,649
Less: Preferred distribution of subsidiaries	—	—	—	—	776
Total earnings before fixed charges	438,749	221,332	263,211	108,516	121,375
FIXED CHARGES:
Interest expense	93,145	97,312	94,906	99,784	105,801
Interest capitalized	18,184	19,271	22,185	15,698	12,649
Accretion of discount	1,032	1,080	1,035	1,051	816
Interest portion of rental expense	244	202	179	167	156
Preferred distribution of subsidiaries	—	—	—	—	776
Total fixed charges	112,605	117,865	118,305	116,700	120,198
Total earnings and fixed charges	$551,354	$339,197	$381,516	$225,216	$241,573
RATIO OF EARNINGS TO FIXED CHARGES	4.90	2.88	3.22	1.93	2.01

(1)	Earnings include a $295,397 impact related to a gain on sale of operating properties, including land. Excluding this impact, the ratio would be 2.27.

(2)	Earnings include a $104,288 impact related to a gain on sale of operating properties, including land. Excluding this impact, the ratio would be 1.99.

(3)
Earnings include a $159,289 impact related to a gain on sale of operating properties, including land, a $10,000 impact related to incentive compensation expense as a result of joint venture restructuring, and a $1,152 impact related to an impairment charge associated with land holdings. Excluding these impacts, the ratio would be 1.97.

(4)	Earnings include a $1,000 impact related to non-recurring fee income and a $698 impact related to gain on sale of land. Excluding these impacts, the ratio would be 1.92.

(5)	Earnings include a $57,418 impact related to a gain on acquisition of controlling interest in joint ventures. Excluding this impact, the ratio would be 1.53.

(in thousands, except for ratio amounts)	2016	2015	2014	2013	2012
INTEREST COVERAGE RATIO
Total revenues	$891,024	$842,950	$804,874	$758,230	$664,448
Total expenses	(736,545)	(713,022)	(685,014)	(643,598)	(593,387)
Income from discontinued operations	7,605	19,750	18,197	25,762	31,386
Add: Depreciation and amortization	250,146	240,944	222,055	201,428	180,074
Add: Depreciation of discontinued operations	4,327	16,138	15,291	20,115	31,782
Add: Interest expense	93,145	97,312	94,906	99,784	105,801
Add: Interest expense of discontinued operations	—	—	—	—	105
Total	$509,702	$504,072	$470,309	$461,721	$420,209
Total interest expense	$93,145	$97,312	$94,906	$99,784	$105,906
INTEREST COVERAGE RATIO	5.5	5.2	5.0	4.6	4.0